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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT
                            ------------------------

         THIS AGREEMENT is made and entered into as of the 25th day of August, 2000, by and between HARRAH'S OPERATING COMPANY, INC., (hereinafter referred to as the "Company") and RICH MIRMAN, (hereinafter referred to as the "Executive").


                                   I. RECITALS


         A. The Company desires to employ (or continue to employ) Executive, and Executive desires to serve as an employee of the Company, on the terms and conditions set forth in this Agreement.


         B. Executive understands that he will be employed in a sensitive position with access to, and requiring knowledge of confidential and commercially valuable information of the Company, including but not limited to the current and future marketing plans for the Company and all of its wholly owned subsidiaries and affiliates, the unauthorized use or disclosure of which, during and following his separation of employment, could cause the Company and its subsidiaries serious and irreparable injury.


         C. Executive also acknowledges that, by virtue of his position with the Company, Executive will have dealings with customers who have close and ongoing relationships with the Company, and that Executive's competition for or solicitation of such customers following Executive's separation of employment would cause the Company serious and irreparable injury.


         D. Executive acknowledges that the Company would not have entered into this Agreement without Executive's express understanding of and agreement with the confidentiality, non-competition and non-solicitation provisions set forth in this Agreement.


         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:


         1. Employment of Executive. The Company agrees to employ Executive, and Executive accepts such employment and agrees to
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serve as an employee of the Company on the terms and conditions set forth herein.

         2. Term. Subject to Section 6 hereof, the term of Executive's employment hereunder ("Employment Term") shall commence on the date set forth above ("the Effective Date") and shall continue for a period of four years; provided that this Agreement will automatically renew for successive one-year periods thereafter unless (1) otherwise terminated under Section 6, or (2) either party notifies the other party, in writing, at least thirty (30) days prior to the otherwise scheduled expiration of the Employment Term that such Term of Employment shall not so renew.


         3. Position and Duties. During the Employment Term, Executive shall serve the Company in the capacity of Senior Vice President of Marketing performing such services as may be assigned or required by the Executive's supervisor or other higher executives. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office or position, and such other services and duties and responsibilities as may be reasonably requested by the Company, which may include services for one or more subsidiaries of the Company. Said services shall be performed exclusively for the Company and its subsidiaries, except for (1) service on civic or charitable boards or committees, approved by the Company, involving no conflict of interest with the interests of the Company and not interfering with the regular performance of his duties hereunder, and (2) sick leave, leave of absences, and periods of paid time off (PTO), all in accordance with the Company's policies.

         4. Place of Performance. The services to be provided by Executive hereunder shall be performed at the Company's subsidiary in Las Vegas, Nevada, or at such other location as the Company, in its sole discretion, may designate. Executive understands and agrees that an essential function of the services provided by Executive requires that he will be able to travel to the Company's subsidiaries and other locations and may be required to relocate.

         5. Compensation and Related Matters. During the Term, Executive
shall be entitled to receive the following compensation and benefits:
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                  (a) Base Salary. Executive shall receive a Base Salary ("Base
         Salary") at an annual rate of $275,000. Executive's Base Salary shall be subject to review on April 1st of each year in accordance with Company's regular administrative practices of salary review applicable for executives of the Company. Salary increases shall be in the discretion of the Company. Base Salary shall be paid in substantially equal periodic installments, but not less frequently than monthly, in accordance with the Company's customary salary payment policies applicable to employees of the Company.


                  (b) Performance Bonus. Executive shall be eligible for participation in an annual bonus plan, subject to the terms and conditions of the bonus plan, as may be amended from time to time, for Executive's salary and grade level. The amount of the bonus, if any, shall be in the discretion of the Company. To be eligible for a bonus for a calendar year, Executive must be actively employed (actually performing work) on March 15th of the following year and/or the date set forth in Company's Bonus Plan subject to the terms of the bonus plan.


                  (c) Stock Options and Restricted Stock. Executive shall be eligible for participation in the Company's Stock Option and Restricted Stock Plan pursuant to the terms of the Stock Option and Restricted Stock Plans, as modified from time to time. The Company's management will recommend to the Company's Human Resources Committee (HRC) that Executive be granted options and restricted stock when such awards are normally made to employees in general. Company management will recommend that HRC determine the number and frequency of options and restricted stock awards to be granted Executive. Generally the number of options and restricted stock will be based on the same criteria as are generally used for other employees at Executive's grade level, subject to Stock Options and Restricted Stock Plans, as may be modified from time to time. However, awards for employees in a particular level can vary in amount depending on subject factors and there is no guarantee of uniform treatment. HRC will set the exercise price of the options. HRC has the sole right to determine the amount and mix of options and restricted stock, if any, to be granted to Executive and the grants are not subject to change. All awards are subject to the terms of the Company's plans, and their administrative regulations as these may be amended
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         from time to time, and the award certificates. Executive understands that there is no guarantee of the projected value of the grants, and grants are subject to approval each year by the HRC. Executive also understands that the ability to exercise stock options and receive vested restricted stock are also subject to the terms of the Company's plans.

                  (d) TARSAP II Grant. Executive will also be eligible to receive up to 50,000 shares of TARSAP II, as further consideration for Executive's covenants of confidentiality, non-competition and non-solicitations as set forth in Sections 8 and 9 of this Agreement. Executive's eligibility for such shares and the time and manner of their vesting will be according to the Plan's rules and procedures, which are subject to change, modification or termination.


                  (e) Other Benefits - During Term of Employment. Executive shall be entitled to participate in any life, health, and long-term disability insurance plans, retirement programs, deferred compensation, financial counseling, other incentive compensation programs, PTO, and other fringe benefits made available to other executive employees of the Company in similar grade levels to that of the Executive at his location, subject to the benefits provisions and eligibility rules thereof. The Company has the exclusive right to modify, add and eliminate any of these benefits.


                  (f) Certain Health Insurance Benefits. If (i) the Executive reaches the age of 50 and, when added to his number of years of continuous service with the Company, the sum of his age and years of service equals or exceeds 65, and at anytime after the occurrence of such events the Executive's employment is terminated pursuant to
         Section 6(d) or 6(e) or a non-renewal of this Agreement; or (ii) the Executive reaches the age of 55 and has attained 10 years of continuous service with the Company, and at any time after the occurrence of both such events the Executive is separated from employment for any reason other than for "cause" as described in Section 6(a), the Executive and his then eligible dependents shall be entitled to participate in the Company's group health insurance plan, as amended from time to time by the Company, as of the Executive's Separation Date or the end of the Salary Continuation Period (as defined in Section 7(c)), as applicable for the remainder of the Executive's life (Life Coverage Period).
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         During the Life Coverage period, the Executive shall pay 20% of the current premium (revised annually) on an after-tax basis each quarter, and the Company shall pay 80% of said premium on an after-tax basis each quarter, which contribution shall be imputed income to the Executive. As soon after the Separation Date as the Executive becomes eligible for Medicare coverage, the Company's group heal insurance plan shall become secondary to Medicare. If Executive breaches the provisions of Section 8 and/or 9 during the Life Coverage Period, the entitlement of Executive and his then dependents to participate in the Company's group health plan shall terminate automatically without further action or notice by either party, subject to applicable COBRA rights, which shall commence on the Separation Date.


                  (g) EDCP Retirement Rate. If Executive reaches the age of 50 and, when added to his number of years of service equals or exceeds 65, and at any time after the occurrence of both events, the Executive's employment is terminated pursuant to Section 6(d) or 6(e), the Executive shall be entitled to receive his distributions from EDCP at the retirement rate. For EDCP retirement rate purposes, the Executive will receive service credit for the Salary Continuation period, if applicable.


                  (h) Change in Control. If a Change in Control, as defined in the Executive's Severance Agreement, occurs during the Executive's Active Employment, and if the Severance Agreement is in force when the Change in Control occurs, then the Severance Agreement supercedes and replaces this Agreement, except that notwithstanding anything to the contrary in the Severance Agreement, the provisions of Section 8 and 9 of this Agreement will remain in full force and effect. If, prior to the change in Control (as defined above), the Executive's Active Employment has been terminated for any reason by either party or this Agreement is not renewed by the Company, then the Executive's Severance Agreement automatically terminates.


         6. Separation of Employment.


                  (a) Death. The death of Executive shall automatically terminate the Company's obligations hereunder, except as set forth in 7(a) below.
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                  (b) Total Disability. If Executive is disabled so that in the
         Company's opinion he would qualify for disability under the Company's Long Term Disability Plan if he applied for it, the Company shall be entitled to separate Executive's employment with the Executive reserving his rights to apply for disability benefits based on becoming disabled during active employment. This separation will terminate the Employer's obligations to Executive, except as set forth in Section 7(b). All the provisions and obligations of Executive under Sections 8 and 9 will survive his Separation for Disability.


                  (c) Separation For Cause. At any time during the term of this Agreement, the Company may separate Executive's employment for cause, in which event Executive's employment will immediately terminate. For the purpose of this Agreement, the Company shall have "Cause" to separate Executive's employment for any of the following reasons: (1) dishonesty or fraud, (2) disclosure of confidential information (Section 8) regarding the Company or other material breach of Section 8, (3) aiding a competitor (as defined in Section 8) of the Company or other material breach of Section 8, (4) the use by Executive of controlled substances (not legally prescribed by a physician) or the use of alcohol that interferes, in the sole discretion of the Company, with the performance of the Executive duties, or (5) willful misconduct, insubordination, acts of moral turpitude or gross negligence in the performance of his duties hereunder which are injurious to the Company or any of it subsidiaries as determined in good faith by management. Separation for Cause shall be approved by the Chief Executive Officer or his designee but only after reasonable notice to Executive and a reasonable opportunity to explain the conduct. The failure of the Executive to meet financial projections, budgets or target performance objectives alone shall not be deemed willful misconduct or gross negligence for the purposes of this Agreement. All the provisions and obligations of Executive under Sections 8 and 9 will survive his Separation for Cause.


                  (d) Separation Without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company may in its sole discretion, at any time, separate Executive from employment with the Company Without Cause. All the provisions and obligations of Executive under Sections 8 and 9 will survive Separation Without Cause.
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                  (e) Separation by Executive Without Good Reason. Executive may
         terminate his employment at any time Without Good Reason upon 30 days prior written notice. All the provisions and obligations of Executive under Sections 8 and 9 will survive his Separation Without Good Reason.


                  (f) Notice of Separation. Any purported separation of Executive's employment hereunder by the Company or Executive (other than separation by reason of the death of Executive) shall be effective when communicated to the other party by a Notice of Separation. For the purposes of this Agreement, a "Notice of Separation" shall be a written notice indicating the specific separation provision in this Agreement relied upon and the Separation Date. If Executive vacates or abandons his job and does not give Notice of Separation, the Separation Date will be the last day worked or such other date as the Company may select.


                  (g) Separation For Any Reason. Separation of Executive's employment for any reason shall not constitute a waiver of Executive's obligations under Sections 8 and 9 hereof.


         7. Payments Upon Separation.


                  (a) Payments Upon Death. If Executive's employment hereunder is separated by reason of Death during his Active Employment, the Company shall pay to Executive's estate his Base Salary and accrued PTO through the Separation Date at the rate in effect on the Separation Date. His estate and beneficiary(ies) will receive the benefits to which they are entitled under the terms of the applicable benefit plans and programs by reason of a participant's death during active employment. If Executive dies during the Salary Continuation Period, the remaining Salary Continuation will be paid in a lump sum to the Executive's estate and his estate and/or beneficiary(ies) will receive the benefits applicable to an employee who dies during salary continuation.


                  (b) Payments Upon Total Disability. If Executive qualifies for disability under the Company's Long Term Disability Plan, then the terms and provisions of the Company benefit plans and the programs (including EDCP, if he is a participant at the time of acceptance of his disability, and the Company's Stock Option and Restricted
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         Stock Plans) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement. If the Executive becomes disabled during the Salary Continuation Period, he will not be eligible for benefits under the Company's Long Term Disability Plan and will be entitled only to the salary and benefits described in Paragraph 7(c) below for the periods set forth in those respective paragraphs.


                  (c) Payments Upon Separation for Cause or By Executive Without Good Reason. If Executive's employment hereunder is separated by the Company for Cause pursuant to Section 6(c) or by Executive Without Good Reason pursuant to Section 6(e), then the Company shall pay Executive his Base Salary and accrued PTO through the Separation Date at the rate in effect at the time notice of separation is given and the Company shall have no further obligation to the Executive other than COBRA rights, if any, and other normal rights offered to terminated employees under benefit programs, if any. However, the covenants contained in Sections 8 and 9 and all the Executive's obligations shall survive the separation of Executive's employment with the Company. In addition, if the separation is by the Executive without Good Cause, the special non-compete clause in Executive's Stock Option Plan will also survive.


                  (d) Payments Upon Separation Without Cause. If Executive's employment is separated by the Company Without Cause pursuant to
         Section 6(d), then the Company shall, as severance pay, provide to Executive the payment and benefits set forth in this section; provided, however, that Executive's entitlement to any such payments or benefits shall be expressly subject to, conditional upon, in consideration of the Company receiving a release prepared by the Company and executed by Executive, waiving and releasing the Company, its parent company, their subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, bonus, stock, vacation (PTO), insurance and other benefit plans and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, as amended by the Older Worker's Benefit Protection Act of 1990, and the American's with Disabilities Act covering Executive's employment with the Company, its subsidiaries and affiliates, and the cessation of that employment. Pursuant to this Section 7(d), Executive will receive the following benefits:

                           (i) Company shall pay Executive 52 weeks of Salary
                  Continuation, plus PTO earned and unused through the Separation Date (PTO paid in a lump sum), plus all normal, applicable benefits (E.G., health, dental and life insurance, savings and retirement plan participation but not eligibility for the Company's Long Term Disability Plan and no further PTO will accrue) with the Company beginning the day following the Separation Date (the "Salary Continuation Period"). Salary Continuation will be paid on a bi-weekly basis. If Executive dies during the Salary Continuation Period, the Company, within ten (10) days of becoming aware of such event, will pay, by check, to his estate the lump sum amount equal to the salary he would have earned during the remainder of the Salary Continuation Period (The date of the check for the lump sum is herein referred to as the "Termination Date"). However, if during the Salary Continuation Period, the Executive violates Paragraphs 8 and 9 hereof, all salary continuation and benefits (except COBRA rights) will cease and Executive will immediately be obligated to return all salary continuation payments previously received during the Salary Continuation Period. The Company will also have the right to enforce those covenants as set forth in Sections 8 and 9. During the Salary Continuation Period, Executive shall remain an employee of the Company and, solely for stock option exerciseability, group health and life insurance and EDCP or DCP retirement purposes, shall receive service credit during that period. Executive will be responsible for the employee portion of the cost of such insurance during the Salary Continuation Period similar to other employees. All Salary Continuation will end if Executive obtains a position within the Company or one of its subsidiaries.


                           (ii) Executive will be entitled, at the Company's
                  expense, to Executive outplacement services being provided at that time to terminated executives at his grade level
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                           (iii) The Company may, as a further condition to the
                  separation payment, require that Executive provide transition consulting services to the Company regarding knowledge of matters on which he worked, on a reasonable basis and at times mutually convenient to the Company and Executive during the Salary Continuation Period.


                           (iv) Regarding salary, benefits and related matters
                  (Benefits), the following schedule summarizes Executive's participation in each of the applicable salary and benefit plans and the respective dates on which such participation, or eligibility to participate, terminates:


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                  Benefit                          Date Benefits Terminate

                  --------                         -------------------------

                  Base Salary                      See subparagraph 7(d)(i).

                  Use of credit cards              Separation Date.

                  Bonus Payment                    Eligible for prior plan
                                                   year bonus if separated in
                                                   the next year prior to
                                                   payment. Not eligible for
                                                   bonus for current year.

                  Insurance, including             End of Salary Continuation
                      Health                       Period or Termination Date,
                      Dental                       whichever occurs first. The
                                                   18 month COBRA rights period
                      Vision                       for health insurance will
                      Life                         commence on the Separation
                                                   Date. If Executive obtains
                                                   employment and if the
                                                   employer provides
                                                   insurance, whether at the
                                                   Executive's cost or
                                                   partial cost, Executive
                                                   must enroll in such
                                                   coverage, and the
                                                   Company's group health
                                                   insurance plan shall
                                                   become secondary to any
                                                   primary health coverage
                                                   made available to the
                                                   Executive by that business.

                  Eligibility for New Restricted   Separation Date
                  Stock or New Stock Options

                  Retaining existing Restricted    See Paragraph 7(d)(v)
                  Stock for vesting and other
                  rights
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                  Retaining existing stock         See Paragraph 7(d)(v)
                  options for vesting and other
                  rights

                  Use of financial counseling      End of Salary Continuation
                                                   Period or Termination
                                                   Date. Executive will only
                                                   be eligible for the
                                                   financial counseling for
                                                   any amount remaining in
                                                   the calendar year in which
                                                   he is separated.

                  Savings and Retirement Plan      Active contribution will end
                                                   December 31st of the year
                                                   of Separation Date, death,
                                                   or the end of the Salary
                                                   Continuation Period,
                                                   whichever comes first.
                                                   Separation of employment
                                                   for distribution purposes
                                                   will be end of Salary
                                                   Continuation Period or
                                                   death.

                  TARSAP II                        Executive will be eligible,
                                                   at sole discretion of CEO
                                                   and also subject to HRC
                                                   approval if CEO recommends
                                                   any vesting, for all or
                                                   part of the next vesting
                                                   (based on achieving
                                                   performance targets) after
                                                   Separation Date. Executive
                                                   will not be eligible for
                                                   any other payments (other
                                                   than any previous TARSAP
                                                   II deferral) or vestings
                                                   and CEO has no obligation
                                                   to recommend any vesting.
                                                   TARSAP II shares that are
                                                   not so vested will be
                                                   forfeited. If a Change in
                                                   Control occurs during
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                                                   the Salary Continuation
                                                   Period, participant would
                                                   only be entitled to the
                                                   next vesting installment
                                                   not otherwise earned
                                                   (I.E., all TARSAP II
                                                   shares will not
                                                   automatically accelerate).

                  Executive Deferred               Active contribution will end
                                                   Compensation Plan (EDCP)
                                                   December 31st of the year
                                                   of Separation Date, death,
                                                   or the end of the Salary
                                                   Continuation Period,
                                                   whichever comes first.
                                                   Separation of employment
                                                   for distribution purposes
                                                   will be end of Salary
                                                   Continuation Period or
                                                   death.

                           (v) Regarding Executive's unvested shares of
                  restricted stock, except for TARSAP II, if any, and unvested stock options, they will be automatically forfeited and returned to Harrah's Entertainment, Inc. (HET) as of the Separation Date, and Executive shall have no further rights thereto. All vested stock options can be exercised during the Salary Continuation Period and may be exercisable thereafter for a limited period if Executive meets the required age and service requirements under the plan.


                           (vi) With respect to the EDCP, if Executive is a
                  participant, Executive understands and agrees that the date for the purposes of determining the commencement of Executive's distribution entitlement with respect to his deferrals into the EDCP will be the earlier of the date on which Salary Continuation Period ends or death. The payment of such benefits will be made in accordance with the plan and as elected by Executive in the EDCP participation agreement(s) in effect at the Separation Date between Executive and Harrah's Entertainment, Inc. Effective the first day of the Salary Continuation

                  Period, Executive understands and agrees that the death provision of the EDCP which provides a lump sum payment of three times deferrals upon death will no longer be applicable. All other death benefit provisions remain in effect. Balances, if any, in the EDCP will continue to be protected by, and subject to the terms and conditions (including those relating to amendment and termination) of the Escrow Agreement, dated February 1990, as amended, among (HET), the Company and Bank of America.

                           (vii) With respect to the DCP, if Executive is a
                  participant, Executive understands and agrees that the date for purposes of determining the commencement of Executive's benefit distribution with respect to his deferrals into the DCP will be the earlier of the date on which the Salary Continuation Period ends or death. The payment of such benefits will be made in accordance with the plan as elected by Executive in his participation agreements in effect on the Separation Date between Executive and HET.

                           (viii) Notwithstanding anything to the contrary in
                  this Section 7(d), the Company's obligations under this
                  Section 7(d) shall cease (except for obligations pursuant to the terms of any benefit plan) if Executive breaches in any material respect any of the covenants set forth in Section 8 of this Agreement or breaches, other than an inadvertent non-material breach, any of the covenants of Executive set forth in Section 9 of this Agreement and such breach is not explained to the Company's satisfaction within ten days from the date written notice thereof is given to Executive by the Company. Executive understands that the Company has a right to seek enforcement of Executive's obligations under Sections 8 and 9.

         8. Confidentiality.

                  (a) Executive's position with the Company will or has resulted in his exposure and access to confidential and proprietary information which he did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by him, directly or indirectly, would be irreparably injurious and detrimental to the Company. During his term of employment and without limitation thereafter, Executive agrees to use his best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Executive shall not at any time during and after his Separation Date, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any firm corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing.

                  (b) For the purpose of this Agreement, "Confidential Information" shall mean all information of the Company, its subsidiaries and affiliates , relating to or useful in connection with the business of the Company, its subsidiaries, affiliates, and National Airlines, whether or not a "trade secret" within the meaning of applicable law, which at the time of Executive's initial employment is not generally known to the general public and which has been or is from time to time disclosed to or developed by Executive as a result of his employment with the Company. Confidential Information includes, but is not limited to (1) the Company's product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Gold Card), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.


                  (c) Executive agrees that upon separation of employment for any reason whatsoever, he shall promptly deliver to the Company all confidential information, including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his possession (and all copies thereof) containing any such confidential information created in whole or in part by Executive within the scope of his employment, even if the items do not contain confidential information.

                  (d) Executive shall also be required to sign a non-disclosure or confidentiality agreement. Such an agreement shall also remain in full force and effect, provided that, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control.

                  (e) This paragraph and any of its provisions will survive Executive's separation of employment for any reason.

         9.  Non-competition Upon Separation of Employment.

                  (a) As an inducement for the Company to enter into this Agreement, and in consideration of the Employment of Executive, as well as TARSAP II shares set forth in Paragraph 5(d) and the separation pay and benefits set forth in Section 7(d), Executive agrees that, commencing on the Executive's Separation Date with the Company, if Separated Without Cause, and continuing for the 52 week salary continuation period set forth in Section 7(d), Executive shall not, except with the prior written consent of the Company, engage in directly or indirectly in any activity, in any manner or capacity, whether as an employee, consultant, employer, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, or otherwise (including but not limited to solicitation of customers or employees of the Company, its subsidiaries, affiliates) which is competitive with or in competition with the Company, its subsidiaries, affiliates, in the casino, casino/hotel, or casino/resort business within 150 miles of any location that the Company, its subsidiaries, or their affiliates shall at the Separation Date or during the Salary Continuation Period then be doing business, or has announced the building of, or agreement to build and/or manage a casino, casino/hotel and/or casino/resort. This provision shall apply to the United States, Canada, and Mexico, and any islands located off the coast of the United States and/or Caribbean where the Company has a property. Executive acknowledges and agrees that the provisions of this paragraph are reasonable both as to time and geographic limitation in light of the fact the

         Company, and its subsidiaries, solicit customers for each of its subsidiaries throughout these geographic areas.

                  (b) Executive will not, at any time prior to two years from the Separation Date, either directly or indirectly, induce, persuade or attempt to induce or persuade, any salary grade 20 or higher employee of the Company, its subsidiaries or National Airlines to leave or abandon employment with the Company, its subsidiaries or affiliates for any reason whatsoever.

                  (c) Executive will not, beginning on his Separation Date, communicate with employees, customers, or suppliers of the Company, or its subsidiaries or affiliates of the Company or any principals or employee thereof, or any person or organization in any manner whatsoever that is detrimental to the interest of the Company, its subsidiaries or affiliates. Executive further agrees from his Separation Date not to make statements to the press or general public with respect to the Company or its subsidiaries or affiliates that is detrimental to the Company, its subsidiaries, affiliates or employees without the express written prior authorization of the Company. Notwithstanding the foregoing, Executive shall not be prohibited at the expiration of the non-competition period from pursuing his own business interests which may conflict with the interests of the Company.

                  (d) Executive and Company each intends and agrees that if, in any action before any court, agency or arbitration tribunal, legally empowered to enforce the covenants in this Paragraph 9, any term, restriction, covenant or promise contained therein is found to be unreasonable and, accordingly, unenforceable, then such terms, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                  (e) Should any court, agency or arbitral tribunal legally empowered to enforce the covenants contained in this Paragraph 9 fail or refuse to enforce the terms, restrictions, covenants or promises herein (except if it has been modified to make it enforceable): (i) Executive understands that all eligibility for TARSAP II will cease;
         (ii) Executive will return all TARSAP II stock received and/or the net amount after tax received for selling said stock; (iii) the Company, if applicable, will not be obligated to pay Executive the severance payments contained in the Agreement (except for required benefits under benefit plans); and
         (iv) Executive will also reimburse the Company any severance payments received, as well as any reasonable costs, and attorney fees to secure such repayments.

                  (f) As further inducement for the Company to enter into the Agreement, and in consideration of the employment of Executive, as well as the TARSAP II set forth in Paragraph 5(d), the provisions of Section 9 will also apply to Executive's Separation for Cause and Executive's Separation Without Good Reason except in these circumstances, the non-competition period will be 26 weeks rather than the 52 weeks.

         10. Injunctive Relief. Executive acknowledges and agrees that the terms provided in Sections 8 and 9 are the minimum necessary to protect the Company, its affiliates and subsidiaries, its successors and assigns in the use and enjoyment of the confidential information and the good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants (confidential information and non-competition) and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, that the Company shall be entitled to injunctive relief, including but not limited to a temporary restraining order, temporary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company to pursue any and all additional remedies.

         11. Post Employment Cooperation. Executive agrees that upon separation for any reason from the Company, Executive will cooperate in assuring an orderly transition of all matters being handled by him. Upon the Company providing reasonable notice to him, he will also appear as a witness at the Company's request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party or otherwise involved. The Company will defray any reasonable out-of-pocket expenses incurred by Executive in connection with any such appearance. In connection thereof, the Company agrees to indemnify Executive as prescribed in Article Tenth of the Certificate of Incorporation, as amended, of HET filed on November 2, 1989, in the Office of the Secretary of

State of the State of Delaware and recorded at Book 935, Page 780, ET. SEQ.

         12. Waiver of Breaches. The failure, delay or forbearance of any of the parties to insist on strict performance of any term, provision or condition of this Agreement or, in the case of the Company, of any comparable agreement with any other company, or to exercise any right or remedy, shall not be construed as a waiver. Express waiver by any party in one or more instances shall not waive subsequent strict performance of such term, provision or condition by any other party.

         13. Notices. Any notice to be given hereunder by either party to the other pay may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to parties at the addresses set forth below, but each party may change his or its address by written notice. Notices shall be deemed communicated as the actual receipt or refusal of receipt by Executive.

         If to Executive:    Rich Mirman

                             ------------------

                             ------------------

         If to Company: Harrah's Operating Company, Inc.

         14. Assignment. This Agreement and the rights, interests and benefits hereunder are personal to the Executive and shall not be assigned, transferred or pledged in any manner by Executive or any personal representatives, heirs, administrators, distributees or any other person claiming under Executive by virtue of this Agreement. This Agreement and all of the Company's rights and obligations hereunder may be assigned, without Executive's consent, to any entity which acquires substantially all of the assets of the Company or which merges with the Company and which agrees to be bound hereby.

         15. Attorneys Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement of an alleged dispute, breach or default in connection with any provision of this Agreement, the Company, if successful shall be entitled to recover reasonable attorney fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

         16. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way, except as indicated otherwise.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflict law applicable to contracts made and to be performed with such state. The Agreement shall be liberally construed to maximize protection of the Company's rights in confidential information and customer relations. If any provision of this Agreement is held to be overly broad, invalid or otherwise unenforceable under the applicable law and circumstances by the reviewing court, Executive agrees to reduction of the scope (including time and geographic area) of such provision as such court deems necessary and appropriate to permits its enforcement as modified. The invalidity or unenforceability in whole or part, of any provision of this Agreement shall not affect the validity or enforceability of any provision unless otherwise indicated in this Agreement.

         18. No Conflicting Agreement. By signing this Agreement, Executive warrants that he is not a party to any restrictive covenant, agreement, or contract which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

         19. Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein

         20. Survival of Provisions. The provisions of this Agreement shall survive any separation of Executive if so provided herein and if necessary or desirable fully to accomplish the purpose of such provisions, including without limitation the rights and obligations of the Executive under Paragraphs 6, 8 and 14 hereof.

         21. Miscellaneous. The Section headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings between the parties with respect to the subject matter hereof. No supplement or modification of this Agreement shall be binding unless in writing and signed by both parties. This Agreement may be executed in multiple counterparts; each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative, successors and permitted assigns.

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THIS AGREEMENT WITH HIS ATTORNEY. IF HE DID NOT DO SO, IT IS BECAUSE HE READ AND UNDERSTOOD THE ENTIRE AGREEMENT AND DID NOT BELIEVE HE NEEDED LEGAL ADVICE. EXECUTIVE AGREES THAT THE RESTRICTIONS CONTAINED IN THIS AGREEMENT ARE FAIR AND APPROPRIATE UNDER THE CIRCUMSTANCES.

         IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed the Agreement as of the day and year first written above.


RICH MIRMAN                                 HARRAH'S OPERATING
                                            COMPANY, INC.


/s/ RICH MIRMAN                             /s/ MARILYN G. WINN
-----------------------                     ------------------------